Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-4 and related Prospectus of ION Geophysical Corporation for the registration of $175,000,000 of 8.125% senior secured second priority notes due 2018 and related guarantees and to the incorporation by reference therein of our report dated April 17, 2013, with respect to the consolidated financial statements of INOVA Geophysical Equipment Limited and subsidiaries as of December 31, 2012, and for the year ended, included in the Form 10-K/A — Amendment No. 1 to Annual Report on Form 10-K of ION Geophysical Corporation for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Houston, Texas
February 21, 2014